As filed with the Securities and Exchange Commission on September 15,
 2000    Registration No. 333-______

                             FORM S-8
      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       PLASTICS MFG. COMPANY
         (Exact name of registrant as specified in its charter)
      WISCONSIN                                             39-1867101
 (State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                      W190 N11701 MOLDMAKERS WAY
                      GERMANTOWN, WI  53022-8214
                            (262) 255-5790
            (Address of principal executive offices)  (Zip Code)

                         RESTRICTED STOCK PLAN
                       (Full title of the plan)

                           SCOTT W. SCAMPINI
                       EXECUTIVE VICE PRESIDENT
                         PLASTICS MFG. COMPANY
                      W190 N11701 MOLDMAKERS WAY
                      GERMANTOWN, WI  53022-8214
                            (262) 255-5790

                               Copies to:
                          ARNOLD J. KIBURZ III
                          RUDER, WARE & MICHLER,
                         A LIMITED LIABILITY S.C.
                              P.O. BOX 8050
                         WAUSAU, WI  54402-8050
                             (715) 845-4336
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE
                                                       Proposed            Proposed maximum
  Title of securities        Amount to be          maximum offering       aggregate offering      Amount of
   to be registered          registered(1)        price per share(2)           price(2)         registration fee
 Common stock,               200,000                    $12.00               $2,400,000            $633.60
 no par value                shares

 (1)This Registration Statement shall also cover any additional shares of common stock which become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of common stock.
 (2)Determined pursuant to Rule 457(h).

                              PART II

                    INFORMATION REQUIRED IN THE
                      REGISTRATION STATEMENT

 ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by Plastics Mfg. Company
 ("Registrant") are incorporated by reference in and made a part of this Registration Statement by this reference:

     (1) Registrant's prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registrant's Registration Statement on Form S-1, as amended (SEC File No. 333-92019), on March 15, 2000;

     (2) Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000; and

     (3) All documents subsequently filed by Registrant with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

     Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

 ITEM 4.  DESCRIPTION OF SECURITIES.

     THE FOLLOWING SUMMARY DESCRIPTION OF THE MATERIAL PROVISIONS OF REGISTRANT'S ARTICLES OF INCORPORATION AND BYLAWS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO REGISTRANT'S ARTICLES OF INCORPORATION AND BYLAWS, WHICH REGISTRANT HAS FILED AS EXHIBITS 3.1 AND 3.2 TO ITS REGISTRATION STATEMENT ON FORM S-1 (SEC FILE NO. 333-92019).

     Registrant's authorized capital stock consists of 15,000,000 shares of common stock, no par value per share. AtSeptember 1, 2000, Registrant had 3,789,512 shares of common stock outstanding which were held by approximately 329 stockholders of record.
                                      -2-
     The common stock is not listed for trading on any exchange or over-the-counter market. There is no current public market for the shares and no market is expected to develop.

 COMMON STOCK

     Holders of common stock are entitled to receive dividends as may be declared by Registrant's board of directors out of funds legally available to pay dividends, and, in the event of liquidation, to share pro rata with the holders of common stock in any distribution of Registrant's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date for all matters presented to stockholders. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. There are no conversion rights or redemption or sinking fund provisions with respect to common stock.
 All outstanding shares of common stock are, and the shares of common stock registered pursuant to this Form S-8 Registration Statement will be when issued, fully paid and nonassessable except for a contingent liability under Wisconsin law for unpaid wages. Wisconsin law provides that a stockholder may be held liable, up to the amount the stockholder paid for his shares, for any claims made by employees for unpaid wages, up to a maximum of six-months of wages.

 ANTI-TAKEOVER PROVISIONS IN REGISTRANT'S ARTICLES OF INCORPORATION AND
 BYLAWS

     Registrant's articles of incorporation and bylaws contain provisions that could delay or make more difficult the acquisition of Registrant by means of a hostile tender offer, open market purchases, a proxy contest, or otherwise. Registrant has considered and may amend its articles of incorporation and bylaws to add additional provisions which may also have the same effect. Wisconsin law also contains provisions which are intended to make a non-negotiated transaction more difficult to achieve.

     PROPOSED AMENDMENTS TO REGISTRANT'S ARTICLES AND BYLAWS

     Registrant has considered and may propose to its shareholders that the following amendments to its articles of incorporation and bylaws be adopted.

 <circle> SUPERMAJORITY VOTE REQUIRED FOR MERGER OR SALE.  Amend
          the articles of incorporation to require that any proposal to merge with another company, to effect a share exchange, or to sell all or substantially all of Registrant's assets will require the approval of the holders of two-thirds of its common stock.
 <circle> CLASSIFIED BOARD OF DIRECTORS.  Amend the articles of incorporation and bylaws to provide that the board of directors be divided into three classes of directors, as nearly equal in size as possible, serving staggered three-year terms. Upon expiration of the term of a class of directors,
                                   -3-
          the directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which the term for that class of directors expires. In addition, these amendments will provide that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of common stock entitled to vote, and any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Registrant.
 <circle> AMENDMENTS; SUPERMAJORITY VOTE REQUIREMENTS.  Amend the
          articles of incorporation to impose supermajority vote requirements in connection with the amendment of provisions of the amended articles of incorporation and bylaws, including those provisions relating to the classified board of directors. The Wisconsin Business Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's articles of incorporation or bylaws, unless a corporation's articles of incorporation or bylaws, as the case may be, requires a greater percentage.

     REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATION AND
     PROPOSALS

     The Registrant's bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the board of directors or a committee of the board, of candidates for election as directors. To be timely, a stockholder's notice must be received at Registrant's principal executive offices not less than 60 days, nor more than 90 days, prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date, notice from the stockholder must be received no later than the tenth day following the date on which notice of the annual meeting was mailed to stockholders or made public, whichever occurred earlier. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which notice was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Registrant's bylaws also specify some requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
                                    -4-

 ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

 ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Registrant is incorporated under the Wisconsin Business Corporation Law. Pursuant to sections 180.0850 to 180.0859 of the Wisconsin Statutes, and subject to the limitations stated therein, Registrant is required to indemnify any director or officer against liability and reasonable expenses (including attorneys' fees) incurred by such person in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding in which such person is made a party by reason of being or having been a director or officer of Registrant, unless liability was incurred because such person breached or failed to perform a duty owed to Registrant which constituted (1) a willful failure to deal fairly with Registrant or its stockholders in connection with a matter in which such person has a material conflict of interest; (2) a violation of criminal law, unless such person had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (3) a transaction from which such person derived an improper personal profit; or (4) willful misconduct. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights or indemnification to which a person may be entitled under Registrant's articles of incorporation or bylaws, or any written agreement, vote of stockholders or disinterested directors, or otherwise.

     Section 180.0859 of the Wisconsin Statutes provides that it is the public policy of the State of Wisconsin that such indemnification provisions apply, to the extent applicable to any other proceeding, to, among other things, the offer, sale or purchase of securities in any proceeding involving a state or federal statute.

     Article IX of Registrant's bylaws are substantially similar to the provisions of sections 180.0850 to 180.0859 of the Wisconsin Statutes. Registrant's bylaws extend coverage to directors or officers serving in a fiduciary or administrative capacity and also set forth procedures to be followed in obtaining indemnification. Officers and directors of Registrant are also insured, subject to certain specified exclusions and deductible and maximum amounts, against loss from claims arising in connection with their acting in their respective offices, which include claims under the Securities Act of 1933, as amended.

     Registrant has in effect insurance polices which, among other things, insure directors and officers of Registrant against certain claims which are not indemnified by Registrant.

 ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.
                                     -5-
 ITEM 8.  EXHIBITS.

 EXHIBIT NUMBER         EXHIBIT DESCRIPTION

  3.1 Registrant's restated articles of incorporation (incorporated by reference to Exhibit 3.1 to Form S-1, Registration No. 333-92019)

  3.2 Registrant's bylaws, as amended November 29, 1999 (incorporated by reference to Exhibit 3.2 to Form S-1, Registration No. 333-92019)

  5.1 Opinion of Ruder, Ware & Michler, A Limited Liability S.C.
      (including consent)

 10.1 Registrant's Restricted Stock Plan

 23.1 Consent of Ruder, Ware & Michler, A Limited Liability S.C.
      (included in Exhibit 5.1)

 23.2 Consent of Wolf and Company - Milwaukee, S.C.

 24.1 Powers of attorney are set forth under "Signatures," Part II, page 9 of this Form S-8.

 ITEM 9.  UNDERTAKINGS.

 (a)  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (or the most recent post-effective amendment thereto); and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and
                (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed
                                      -6-
                by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or
      Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                                    -7-

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Germantown, State of Wisconsin, on September 15, 2000.

                                    PLASTICS MFG. COMPANY


                                    By:    SCOTT W. SCAMPINI
                                           Scott W. Scampini
                                           Executive Vice President
                                    -8-


                         POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints the President or the Executive Vice President, or either of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and on his or her behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments and any amendment or amendments or abbreviated registration statement increasing the amount of securities for which registration is being sought) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the

 Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 15, 2000.

        SIGNATURE             TITLE


  MARK G. SELLERS          President and Chief Executive Officer
 Mark G. Sellers           and a director (Principal Executive Officer)


  SCOTT W. SCAMPINI        Executive Vice President and Director
 Scott W. Scampini


  BRUCE L. SCHNEIDER       Vice President - Finance and Director
 Bruce L. Schneider        (Principal Financial and Accounting Officer)


  JEFFREY A. KOLBOW        Director
 Jeffrey A. Kolbow


  RADE PETROVIC            Director
 Rade Petrovic
                                    -9-
                           EXHIBIT INDEX
                                TO
                             FORM S-8
                                OF
                       PLASTICS MFG. COMPANY
             PURSUANT TO <section>232.102(D) OF REGULATION S-T
                      (17 C.F.R. <section>232.102(D))

       5.1 Opinion of Ruder, Ware & Michler, A Limited Liability S.C. (including consent)

     10.1  Registrant's Restricted Stock Plan

     23.1 Consent of Ruder, Ware & Michler, A Limited Liability S.C. (included in Exhibit 5.1)

     23.2  Consent of Wolf and Company - Milwaukee, S.C.

     24.1 Powers of attorney are set forth under "Signatures," Part II, page 9 of this Form S-8.
                                   -10-